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                                                                   EXHIBIT 10(d)

                           DEFERRED COMPENSATION AND
                             NON-COMPETE AGREEMENT


                 THIS DEFERRED COMPENSATION AND NON-COMPETE AGREEMENT (the "Agreement"), dated this 3 day of October, 1996 is by and between William H. Lanford ("Lanford"), and Southland National Insurance Corporation ("the Company").

                 WHEREAS, Lanford is presently employed by the Company as its President and Chief Executive Officer; and

                 WHEREAS, Lanford and the Board of Directors (the "Board") of the Company had executed a longstanding prior employment agreement, which provided for, among other things, payments to Lanford following cessation of his active employment with the Company; and

                 WHEREAS, the prior employment agreement was rescinded at Lanford's request in order to avoid the necessity of the Company accruing certain of the deferred obligations under such employment agreement; and

                 WHEREAS, the Board desires to reinstate certain of the provisions of that prior employment agreement; and

                 WHEREAS, the parties wish to evidence their agreement in writing;

                 NOW, THEREFORE, in consideration of the premises, the prior and future services of Lanford as President and Chief Executive Officer of the Company, the agreement of Lanford not to compete with the Company in the future, the mutual covenants of the parties, and One Dollar ($1.00) and other good and valuable consideration paid by each to the other, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

                 1. DEFERRED COMPENSATION. The Company shall pay Lanford on a periodic basis consistent with regular payroll payments of the Company, upon Lanford's retirement (as that term is defined in Section 6) from his positions as President and Chief Executive Officer of the Company, Thirty-five Thousand and 00/100 Dollars ($35,000.00) per year to be paid for a period of ten years, and following such ten year period, the Company shall pay Lanford Seventy-five Thousand and 00/100 Dollars ($75,000.00) per year for the remainder of his life.

                          The Company will provide to Lanford and his spouse
group health and life benefits that are offered to the officers of the Company, provided Lanford is eligible for those benefits. In the event that the Company does not provide to its officers any such benefits or Lanford does not qualify to participate in such benefits, then Lanford shall receive health benefits equivalent to those he is receiving immediately prior to his retirement.

                          Not withstanding any provisions in the previous
paragraph, any health reimbursement benefits will be provided to Lanford only to the extent needed to supplement any other form of insurance Lanford may have, including Medicare.





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                 2.       COVENANT NOT TO COMPETE.  For the ten (10) year
period described in the last paragraph of Section 2, Lanford shall not, either as an individual on his own account; as a partner, joint venturer, employee, agent, or salesman for any person; as an officer, director or stockholder (other than a beneficial holder of not more than 5% of the outstanding voting stock of a company having at least 250 holders of voting stock) of a corporation; or otherwise, directly or indirectly;

                          (a)     enter into or engage in, or render any
services for or on behalf of, any insurance business directly competitive with that carried on by the Company within:

                                  (i)      any area of the United States in
                          which the Company is then doing business;

                                  (ii)     in the event that any court
                          determines that the area set forth in the preceding subparagraph is too broad to be enforceable, the States of Alabama, Tennessee and Mississippi; or

                                  (iii)    in the event that any court
                          determines that the area set forth in the preceding subparagraphs is too broad to be enforceable, the State of Alabama.

                          (b)     solicit or attempt to solicit any of the
Company's customers or prospective customers with whom Lanford has had contact during the period of his association with the Company with the intent or purpose to perform for such customer the same or similar services that Lanford performed for or sold to such customer during the period of his association with the Company;

                          (c)     solicit or recruit any person who is an
employee or agent of the Company either now or during such period, for employment in the insurance business, or for the purpose of soliciting or attempting to solicit any of the Company's customers or prospective customers as prohibited by Section 2(b) above.

                          Notwithstanding the foregoing, Lanford and the
Company agree and acknowledge that in the event that Lanford breaches any of the provisions of this paragraph 2, the period of restriction referenced above shall be extended one day for each day that Lanford is in breach hereof.

                          Lanford and the Company agree and acknowledge any
breach by Lanford of the restrictive covenant contained herein would immeasurably and irreparably damage the Company. the Company and Lanford agree and acknowledge that the duration, scope and geographic areas applicable to the non-competition covenants in this Section 2 are fair, reasonable and necessary to protect legitimate business interests of the Company, and that adequate compensation has been received by Lanford for such obligations.

                          In consideration for his agreement not to compete
with the Company, the Company agrees to pay Lanford on a periodic basis consistent with regular payroll payments of the Company Twenty-five Thousand and 00/100 Dollars ($25,000.00) per year for a period of ten (10)





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years, which payments shall begin upon Lanford's retirement from his position as President and Chief Executive Officer of the Company. The above-described payments shall cease in the event that Lanford violates any of the provisions set forth in the preceding paragraph.

                 3. SURVIVOR BENEFITS. In the event of the death of Lanford within eighteen (18) months from the date of Lanford's retirement the Company shall pay to the spouse of Lanford or to such other person as he shall designate in writing, the sum of Five Thousand and 00/100 Dollars ($5,000.00) per month for a period of forty (40) months. In the event of the death of Lanford at any time eighteen (18) months after Lanford's retirement but before Lanford shall have attained the age of sixty-six (66) years, the Company shall pay to the spouse of Lanford or to such other person as he shall designate in writing the sum of Four Thousand and 00/100 Dollars ($4,000.00) per month for a period of twelve (12) months from the date of Lanford's death. In the event of Lanford's death after age sixty-six (66), the Company shall pay to his surviving spouse or to such other person as he shall designate in writing Four Thousand and 00/100 Dollars ($4,000.00) per month for a period of five (5) months.

                 4. DISABILITY PAYMENTS. In addition to the payments in Sections 1 and 2, in the event that Lanford becomes physically or mentally unable to perform his duties as then exist at the time of such disability, and if such disability occurs before age sixty-six (66), Lanford will receive Two Thousand Five Hundred Eighty-three and 33/100 Dollars ($2,583.33) per month in disability payments until the age of sixty-six (66) and after Lanford has attained the age of sixty-six (66), then Lanford will receive One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) per month until the age of seventy-one (71). If Lanford becomes disabled after the age of sixty-six (66) but before the age of seventy-one (71) Lanford will receive One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) until the age of seventy-one (71). No disability payment will be due to Lanford after Lanford attains the age of seventy-one (71).

                 5.       GROSS UP PROVISION.

                          (a)     Notwithstanding anything to the contrary
herein, in the event it shall be determined that any fees, payment or distribution by the Company or any subsidiary or affiliate of the Company, to or for the benefit of Lanford, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ("the Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Lanford shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Lanford of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Lanford retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                          (b)     Lanford shall notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Lanford knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. Lanford shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice





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to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Lanford in writing prior to the expiration of such period that it desires to contest such claim, Lanford shall:

                                  (i)      give the Company any information
                          reasonably requested by the Company relating to such claim;

                                  (ii)     take such action in connection with
                          contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                                  (iii)    cooperate with the Company in good
                          faith in order effectively to contest such claim; and

                                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Lanford harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as the result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this paragraph 5(b), the Company shall control all proceedings taken in connection with such contest and, in its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, in its sole option, either direct Lanford to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Lanford agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in any one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Lanford to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Lanford, on an interest free basis, and shall indemnify and hold Lanford harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Lanford with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Lanford shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                          (c)     If, after the receipt by Lanford of an amount
advanced by the Company pursuant to paragraph 5(b), Lanford becomes entitled to receive any refund with respect to such claim, Lanford shall (subject to the Company's compliance with the requirements of paragraph 5(b)), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Lanford of an amount advanced by the Company pursuant to paragraph 5(b), a determination is made that Lanford shall





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not be entitled to any refund with respect to such claim and the Company does not notify Lanford in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                 6. RETIREMENT. The term retirement as used in this Agreement is defined to include Lanford's retirement from full-time employment at the Company.

                 7. TERMINATION. Upon the death of Lanford the Survivor Benefits in Section 3 shall be due, and any further payments in Sections 1 and 2 shall be terminated.

                          Notwithstanding the provisions of the previous
paragraph, any amounts owed to Lanford in Sections 1, 2, 4 or 5 shall remain due and payable.

                 8. NO ASSIGNMENT. The Company shall not, including by operation of law, assign any of the obligations under this Agreement without the express written agreement of Lanford.

                 9. LEGAL FEES. The Company and Lanford agree that the prevailing party in any litigation pertaining to or resulting from any dispute arising out of or under this Agreement will be entitled to recover from the other party, in addition to any other damages or relief such party may be entitled to received, the costs and expenses of such party, including without limitation, reasonable attorney's fees incurred by such prevailing party in such dispute litigation.

                 10.      MISCELLANEOUS.

                          Each of the parties hereto will execute such
additional instruments as may be reasonably required in order to carry out the purposes and intent of this Agreement and to fulfill the obligations herein stated.

                          The parties hereby agree that any number of
counterparts of this Agreement may be executed and that each counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one Agreement.

                          This Agreement may not be amended, modified, altered,
or changed in any respect whatsoever, except by a further agreement in writing, duly executed by the parties thereto.

                          This Agreement constitutes the entire agreement of
the parties and all understandings and agreements heretofore had between and among the parties are merged in this Agreement, which alone, fully and completely, expresses their understandings.

                          If any portion of this Agreement is deemed by a court
to be unenforceable or invalid then the remaining portions of the Agreement shall be construed by a court to give maximum enforceability to the intention of the parties.





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                 IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on this the 3 day October of 1996.





                                               /s/ William H. Lanford
                                          --------------------------------------
                                                 WILLIAM H. LANFORD


                                          SOUTHLAND NATIONAL INSURANCE
                                                   CORPORATION

                                          By:         /s/ Ernest Williams
                                             -----------------------------------
                                          As Its:    Chairman of the Board
                                                -------------------------------






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